Exhibit 12.1

BCB Bancorp, Inc.

Computation of Consolidated Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Six
	Months
	Ended
	June 30,	Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratios of Earnings to Fixed Charges:
Including Interest Paid on Deposits:
Earnings before income taxes	$4,865	$15,967	$(4,314)	$9,424	$15,831	$6,369
Combined fixed charges:
Interest expense on deposits	2,571	5,602	6,890	8,290	8,462	10,018
Interest expense on borrowed funds	2,525	4,978	5,057	5,007	5,206	4,976
Appropriate portion (1/3) of rent expense	235	417	410	329	231	142
Total fixed charges	$5,331	$10,997	$12,357	$13,626	$13,899	$15,136
Earnings before income taxes and fixed charges	$10,196	$26,964	$8,043	$23,050	$29,730	$21,505
Ratio of earnings to fixed charges	1.91	2.45	0.65	1.69	2.14	1.42
Excluding Interest Paid on Deposits:
Earnings before income taxes	$4,865	$15,967	$(4,314)	$9,424	$15,831	$6,369
Combined fixed charges:
Interest expense on borrowed funds	2,525	4,978	5,057	5,007	5,206	4,976
Appropriate portion (1/3) of rent expense	235	417	410	329	231	142
Total fixed charges	$2,760	$5,395	$5,467	$5,336	$5,437	$5,118
Earnings before income taxes and fixed charges	$7,625	$21,362	$1,153	$14,760	$21,268	$11,487
Ratio of earnings to fixed charges	2.76	3.96	0.21	2.77	3.91	2.24

Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Including Interest Paid on Deposits:
Earnings before income taxes	$4,865	$15,967	$(4,314)	$9,424	$15,831	$6,369
Combined fixed charges:
Interest expense on deposits	2,571	5,602	6,890	8,290	8,462	10,018
Interest expense on borrowed funds	2,525	4,978	5,057	5,007	5,206	4,976
Appropriate portion (1/3) of rent expense	235	417	410	329	231	142
Preferred Stock Dividend	346	947	—	—	—	—
Total fixed charges	$5,677	$11,944	$12,357	$13,626	$12,899	$15,136
Earnings before income taxes and fixed charges	$10,542	$279,141	$8,043	$23,050	$297,930	$21,505
Ratio of earnings to fixed charges	1.86	2.34	0.65	1.69	2.14	1.42
Excluding Interest Paid on Deposits:
Earnings before income taxes	$4,865	$15,967	$(4,314)	$9,424	$15,831	$6,369
Combined fixed charges:
Interest expense on borrowed funds	2,525	4,978	5,057	5,007	5,206	4,976
Appropriate portion (1/3) of rent expense	235	417	410	329	231	142
Preferred Stock Dividends	346	947	—	—	—	—
Total fixed charges	$3,106	$6,342	$5,467	$5,336	$5,437	$5,118
Earnings before income taxes and fixed charges	$7,971	$22,309	$1,153	$14,760	$21,268	$11,487
Ratio of earnings to fixed charges	2.57	3.52	0.21	2.77	3.91	2.24